CERTIFICATE OF DESIGNATION

of the

RIGHTS AND PREFERENCES

of the

SERIES C PREFERRED STOCK

of

KLONDIKE STAR MINERAL CORPORATION

The undersigned, the President of Klondike Star Mineral Corporation, a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board”) by the Articles of Incorporation of the Corporation, the following resolution creating a series of Series C Preferred Stock was duly adopted by the Board of the Corporation.

RESOLVED, that pursuant to the authority expressly granted to and vested in this Board by the provisions of the Articles of Incorporation of the Corporation, this Board hereby creates a series of preferred stock, no par value per share, of the Corporation to be designated as Series C Preferred Stock, initially consisting of 2,000,000 shares.  Except as provided herein or as required by law, the relative rights and the preferences of the Series C Preferred Stock shall be as follows:

The Corporation hereby designates 2,000,000 shares of the Preferred Stock as Series C Preferred Stock (the “Series C Preferred Stock”), which shall have the following rights, preferences and terms:

Section 1. Dividends.  The holder(s) of the Series C Preferred Stock shall be not entitled to receive dividends.

Section 2.  Liquidation, Dissolution or Winding Up.  The holder(s) of the Series C Preferred Stock shall not be entitled to receive any assets in distribution upon the liquidation, dissolution or winding up of the Corporation.

Section 3.  Voting Power.  Except as otherwise expressly provided herein or as required by law, the holder of each share of Series C Preferred Stock shall be entitled to cast such number of votes as is equal to seventy-five (75) shares of common stock of the Corporation.  the holder(s) of Series C Preferred stock shall be entitled to vote only on the matters set forth herein, which shall include:

(a)

The merger, consolidation or other combination of the Corporation with any other corporation or other business entity which shall not result in the Corporation being the surviving corporation;

(b)

The sale, or other transfer, of all, or substantially all, of the assets of the corporation;

(c)

A shareholder rights plan;

(d) A tender offer or any other bid to acquire a controlling interest in the issued and outstanding common stock of the Corporation; or

(e) Any other transaction or series of transactions which will, or are intended to, directly or indirectly, to result in the effective change of control of the Corporation.

The holder(s) of Series C Preferred Stock shall be required to cast the votes represented by the Series C Preferred Stock, either “for” or “against” the matter submitted to a vote, in the same manner as the Board of the Corporation.  If the Board votes to approve the matter then the holder(s) of the Series C Preferred Stock shall be required to cast the votes represented by the Series C Preferred Stock in favor of the matter submitted to a vote.  If the Board votes against the matter then the holder(s) of the Series C Preferred Stock shall be required to cast the votes represented by the Series C Preferred Stock against the matter submitted to a vote.  If the matter submitted to a shareholder vote is not a matter on which the Board is required to vote, or the Board has not voted, the holder(s) of the Series C Preferred Stock shall be entitled to cast the votes represented by the Series C Preferred Stock in such manner in their sole and absolute discretion.

Section 4.  Conversion.  The Series C Preferred Stock shall not be convertible into any other series of class of stock of the Corporation.

Section 5.  Re-issuance of Series C Preferred Stock.  Shares of the Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be allowed to be reissued by the Corporation at such times, for such consideration and in such manner as may be approved by the Board.  The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce or increase the authorized number of shares of the Series C Preferred Stock.

Section 6.  Protective Provision.  So long as any shares of the Series C Preferred Stock remain outstanding, the Corporation shall not without the affirmative vote or written consent of the holder(s) of a majority in interest of the Series C Preferred Stock, voting as a class, alter or change the rights, preferences or privileges of the Series C Preferred so as to materially and adversely affect such shares.

Section 7.  Redemption.  The shares of Series C Preferred Stock shall be redeemable, at the same price per share as the shares of Series C Preferred Stock were issued to the holder(s) thereof::

(a)

upon the resignation, from office, of any holder that is an officer or director of the Corporation; or

(b)

at the sole option of the Corporation, at the same price per share as the shares of Series C Preferred Stock were issued to the holder(s) thereof.

.

Section 8.  Transferability.  Except as approved by the Board, the Series C Preferred Stock shall be non-transferable by the holder(s) thereof.

Section 9.  Notice.  Notice is given to a holder if sent electronically (read receipt required), via facsimile or via overnight delivery, signature required, to the holder at the address provided by the holder to the Corporation’s transfer agent.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true as of the 25th day of February, 2008.

KLONDIKE STAR MINERAL CORPORATION

a Delaware corporation

By

Its: President

.